Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G/A (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Scivanta Medical Corporation, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 4th day of February, 2013.

MCADOO CAPITAL, INC.

/s/ Zachary McAdoo
Zachary McAdoo, President

ZANETT OPPORTUNITY FUND, LTD.

By:	MCADOO CAPITAL, INC., its Investment
Manager

/s/ Zachary McAdoo
Zachary McAdoo, President

/s/ Zachary McAdoo
Zachary McAdoo